                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

             INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

                FILED PURSUANT TO SECTION 16(a) OF THE SECURITIES
                   EXCHANGE ACT OF 1934, SECTION 17(a) OF THE PUBLIC UTILITY
              HOLDING COMPANY ACT OF 1935 OR SECTION 30(f) OF THE
                         INVESTMENT COMPANY ACT OF 1940


                                                ------------------------------
                                                OMB APPROVAL
---------------------------------               ------------------------------
             FORM 3                             OMB Number:
---------------------------------               ------------------------------
                                                Expires:
                                                ------------------------------
                                                Estimated average
                                                burden
                                                Hours per response...
                                                ------------------------------


------------------------------------------ ------------------------ ----------------------------------------------------------------
1.     Name and Address of Reporting       2. Date of Event         4.    Issuer Name and Ticker or Trading Symbol
       Person*                                Requiring Statement
                                              (Month/Day/Year)
       Apax Israel Partners II, L.P.*                                     LanOptics, Ltd. (LNOP)
                                               August 19, 2002
------------------------------------------
    (Last)          (First)      (Middle)

15 Portland Place

------------------------------------------ ------------------------ ------------------------------------ ---------------------------
                 (Street)                  3. I.R.S.                5. Relationship of Reporting         6.  If Amendment,
                                              Identification           Person(s) to Issuer                   Date of Original
                                              Number of Reporting      (Check all applicable)                (Month/Day/Year)
                                              Person, if an              Director        X  10% Owner
                                              entity (voluntary)    ----                ---
                                                                         Officer (give       Other
                                                                    ---- title below)   ---  (specify
                                                                                             below)

    London        England        W1B 1PT
--------------- ------------- ------------
                                                                                                         ---------------------------
    (City)        (State)         (Zip)                                                                  7.  Individual or
                                                                                                             Joint/Group Filing
                                                                                                             (Check Applicable Line)
                                                                                                                  Form filed by One
                                                                                                             ---- Reporting Person
                                                                                                              X   Form filed by More
                                                                                                             ---- than One Reporting
                                                                                                                  Person

------------------------------------------------------------------------------------------------------------------------------------
                                        Table I - Non-Derivative Securities Beneficially Owned
-------------------------------------------- --------------------------------- --------------------------- -------------------------
1.   Title of Security                       2.  Amount of Securities          3.  Ownership Form: Direct  4.  Nature of Indirect
     (Instr. 4)                                  Beneficially Owned                (D) or Indirect (I)         Beneficial Ownership
                                                 (Instr. 4)                        (Instr. 5)                  (Instr. 5)
-------------------------------------------- ------------------------ -------- --------------------------- -------------------------
Ordinary Shares, nominal value, NIS 0.02                   1,010,564                       D                            (1)
per share
-------------------------------------------- ------------------------ -------- --------------------------- -------------------------
Ordinary Shares, nominal value, NIS 0.02                     138,222                       I                            (2)
per share
-------------------------------------------- ------------------------ -------- --------------------------- -------------------------
Ordinary Shares, nominal value, NIS 0.02                       2,621                       I                            (3)
per share
-------------------------------------------- ------------------------ -------- --------------------------- -------------------------
Ordinary Shares, nominal value, NIS 0.02                       2,101                       I                            (4)
per share
-------------------------------------------- ------------------------ -------- --------------------------- -------------------------

-------------------------------------------- ------------------------ -------- --------------------------- -------------------------

-------------------------------------------- ------------------------ -------- --------------------------- -------------------------

-------------------------------------------- ------------------------ -------- --------------------------- -------------------------

-------------------------------------------- --------------------------------- --------------------------- -------------------------

-------------------------------------------- --------------------------------- --------------------------- -------------------------


------------------------------------------------------------------------------------------------------------------------------------
           Table II - Derivative Securities Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)
----------------------- ----------------------- ------------------------------ ------------------ ------------------ ---------------
1.  Title of            2.  Date Exercisable    3.  Title and Amount of        4. Conversion or   5. Ownership       6. Nature of
    Derivative              and Expiration          Securities Underlying         Exercise           Form of            Indirect
    Security (Instr.        Date                    Derivative Security           Price of           Derivative         Beneficial
    4)                      (Month/Day/Year)        (Instr. 4)                    Derivative         Securities:        Ownership
                                                                                  Security           Direct (D) or      (Instr. 5)
                                                                                                     Indirect (I)
                                                                                                     (Instr. 5)
                        ------------ ---------- ----------------- ------------
                        Date         Expira-         Title        Amount or
                        Exer-        tion                         Number of
                        cisable      Date                         Shares
----------------------- ------------ ---------- ----------------- ------------ ------------------ ------------------ ---------------
None
----------------------- ------------ ---------- ----------------- ------------ ------------------ ------------------ ---------------

----------------------- ------------ ---------- ----------------- ------------ ------------------ ------------------ ---------------

----------------------- ------------ ---------- ----------------- ------------ ------------------ ------------------ ---------------

----------------------- ------------ ---------- ----------------- ------------ ------------------ ------------------ ---------------

----------------------- ------------ ---------- ----------------- ------------ ------------------ ------------------ ---------------

----------------------- ------------ ---------- ----------------- ------------ ------------------ ------------------ ---------------

----------------------- ------------ ---------- ----------------- ------------ ------------------ ------------------ ---------------

----------------------- ------------ ---------- ----------------- ------------ ------------------ ------------------ ---------------

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

Explanation of Responses:

(*) This statement is being filed jointly by Apax Israel Partners II, L.P., a Delaware limited partnership ("Partners"), and Apax Israel II, L.P., a Delaware limited partnership ("Apax II"). As the general partner of Apax II and the additional partnerships listed in footnotes (2) through (4) below, Partners may be deemed to be the beneficial owner, as determined under Rule 16a-1 of the Securities Exchange Act of 1934, of an aggregate of 1,153,508 Ordinary Shares, representing more than 10% of the Issuer's outstanding shares. Apax II is the beneficial owner of 1,010,564 Ordinary Shares, representing more than 10% of the Issuer's outstanding shares.

(1) These shares are owned directly by Apax II. Partners is the General Partner of Apax II.
(2) These shares are owned directly by Apax Israel II (Israel), L.P, an Israeli limited partnership. Partners is the General Partner of Apax Israel II (Israel), L.P.
(3) These shares are owned directly by Apax Israel II Entrepreneur's Club, L.P., a Delaware limited partnership. Partners is the General Partner of Apax Israel II Entrepreneur's Club, L.P.
(4) These shares are owned directly by Apax Israel II Entrepreneur's Club (Israel), L.P., an Israeli limited partnership. Partners is the General Partner of Apax Israel II Entrepreneur's Club (Israel), L.P.


/s/  Allan Barkat                                   October 7, 2002
-------------------------------------     -------------------------------------
  ** Signature of Reporting Person                        Date
     President of Apax Israel G.P.,
     Inc., general partner of Apax
     Israel Partners II, L.P.

   * If the form is filed by more than one reporting person, see Instruction 5(b)(v).

  ** Intentional misstatements or omissions of facts constitute Federal Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space is insufficient, See Instruction 6 for procedure.

                             JOINT FILER INFORMATION



Name:                                 Apax Israel II, L.P
Address:                              15 Portland Place
                                      London, England
                                      W1B 1PT

Designated Filer:                     Apax Israel Partners II, L.P.
Issuer and Ticker Symbol:             LanOptics, Ltd. (LNOP)
Date of Event Requiring Statement:    August 19, 2002


Signature:                            By: /s/ Allan Barkat
                                          ------------------------
                                          President of Apax Israel G.P., Inc.,
                                          general partner of Apax Israel
                                          Partners II, L.P.

                             JOINT FILER INFORMATION



Name:                                Apax Israel II (Israel), L.P.
Address:                             15 Portland Place
                                     London, England
                                     W1B 1PT

Designated Filer:                    Apax Israel Partners II, L.P.
Issuer and Ticker Symbol:            LanOptics, Ltd. (LNOP)
Date of Event Requiring Statement:   August 19, 2002


Signature:                           By: /s/ Allan Barkat
                                         -------------------------
                                         President of Apax Israel G.P., Inc.,
                                         general partner of Apax Israel
                                         Partners II, L.P.

                             JOINT FILER INFORMATION



Name:                                 Apax Israel II Entrepreneur's Club, L.P.
Address:                              15 Portland Place
                                      London, England
                                      W1B 1PT

Designated Filer:                     Apax Israel Partners II, L.P.
Issuer and Ticker Symbol:             LanOptics, Ltd. (LNOP)
Date of Event Requiring Statement:    August 19, 2002


Signature:                            By: /s/ Allan Barkat
                                          --------------------------
                                          President of Apax Israel G.P., Inc.,
                                          general partner of Apax Israel
                                          Partners II, L.P.

                             JOINT FILER INFORMATION



Name:                                  Apax Israel II Entrepreneur's Club
                                       (Israel), L.P.
Address:                               15 Portland Place
                                       London, England
                                       W1B 1PT

Designated Filer:                      Apax Israel Partners II, L.P.
Issuer and Ticker Symbol:              LanOptics, Ltd. (LNOP)
Date of Event Requiring Statement:     August 19, 2002


Signature:                             By: /s/  Allan Barkat
                                           ---------------------------
                                           President of Apax Israel G.P., Inc.,
                                           general partner of Apax Israel
                                           Partners II, L.P.